Exhibit 10.2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***].”  SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LEASE AGREEMENT

1.                            THE PARTIES OF THE AGREEMENT

1.1.                  LESSOR                                                                                 :               A.Vedat Yakupoğlu Gayrimenkul Yatırımcılığı

Address                                                                                       :               Cumhuriyet Mah. Selanik Cad. Çorapçı Kalabalık İş Hanı No:20/6 Çankaya/Ankara

Tax number                                                              :               46453290384

1.2.                  LESSEE                                                                                  :               D-Market Elektronik Hizmetler ve Ticaret A.Ş.

Address                                                                                       :               Kuştepe Mah.Mecidiyeköy Yolu Cad.  No: 12 Şişli/İstanbul

Tax number                                                              :               Kağıthane Tax Office / 2650179910

Contact information                :               (0850) 252 40 00 (Hereinafter referred to as “D-MARKET”)

2.                            SUBJECT AND SCOPE OF THE AGREEMENT

Subject and scope of this lease agreement is the rental of 11,000 m2 indoor area + 6000 m2 outdoor area (front garden, parking place, roads) on 16,622 m2 plots included in Annex-1 General layout plan of the Lessor at Ankara Province Kazan District 3287 Block 2 Parcel by D-MARKET as a workplace for 5 years.

The general layout plan of the area to be used by D-MARKET together with the buildings and ancillary services as technical office, warehouse, test workshop, Construction, mechanical and electrical works technical specifications, floor plans are specified in detail in the annex of the agreement (Annex-1 to Annex-8) with the requested delivery dates in accordance with the project of the interior construction works.

The visual state of the leased property before the renovation and the visual state after the renovation and construction works to be made by the LESSOR in accordance with the project prepared by D-MARKET shall be photographed separately by D-MARKET and shared with the LESSOR.

3.                            TERM OF THE AGREEMENT

The term of this agreement is 5 (five) years between 01.09.2020 - 01.09.2025.

At the end of the lease period, if D-MARKET gives a written notification 3 (three) months before the expiry of the agreement, the lease agreement shall be deemed renewed for 1 (one) year under the same conditions.

4.                            TERMINATION OF THE AGREEMENT

4.1.                  D-MARKET may terminate the lease agreement at any time within 5 (five) years of rental by giving 3 (three) months’ written notice.

5.                            RENTAL FEE AND PAYMENTS, OTHER LIABILITIES

5.1.                  The monthly rent of the leased property is [***] per month. There will be no increase in the rental fee until the end of the first 1 (one) year rental period.

5.2.                  The LESSOR shall complete all renovation and infrastructure works including electrical, construction and mechanical matters agreed between the Parties and detailed in ANNEX-1 until 01.09.2020, which is the commencement date of the lease agreement.

5.3.                  In the event that D-MARKET cannot actually enter the leased property until 01.09.2020, D-MARKET’s lease payment obligation shall commence after the expiry of 1 (one) month period from the actual entry of D-MARKET to the leased property.

5.4.                  If the leased property is not delivered in accordance with Article 6.2 of the agreement for a reason arising from the LESSOR, the rental price shall not be charged.

5.5.                  At the beginning of the lease agreement, if these modifications and construction works specified in detail in the annex of the agreement (Annex-1 to Annex-8) to be completed by the LESSOR in accordance with the project and delivered on the specified dates (Annex-1 to Annex-8) cannot be done on time for a reason arising from the LESSOR and if modifications and constructions are stopped before completion, D-MARKET shall not be obliged to pay the rental price of the leased property until the renovation and construction works are completed by the LESSOR.

5.6.                  At the end of each agreement year, the annual rent fee increase rate shall be determined by increasing the mutually agreed rate in writing so as not to be more than the increase rate in the producer price index (12-month average).

5.7.                  The invoice for the monthly rent fee shall be issued by the LESSOR until the 25th of each month and delivered to D-MARKET. Payments shall be made by D-MARKET within the first 10 (ten) days of the following month on the payment day which corresponding to Thursday to the LESSOR’s bank account with the following information. Thursdays are the payment day of D-MARKET.

LESSOR’S:

Bank / Branch: [***]

IBAN: [***]

6.                            SPECIAL TERMS OF THE AGREEMENT

6.1.                  Construction and Renovation costs

Within the scope of Article 321 of the Turkish Code of Obligations No. 6098, the general layout plan, construction-mechanical and electrical works technical specifications and floor plans specified in detail in the annex of the agreement (Annex-1 to Annex-8) and the construction works of D-MARKET shall be carried out by the LESSOR in accordance with the provisions of the legislation in force, the project in the annexes of the agreement and the construction permit and the building permit.  The written consent of the LESSOR for these works has been given together with this lease agreement and it has been declared, accepted and committed by the parties that the consent of the LESSOR is not required.

Renovation and construction costs to be made by the LESSOR and requested by D-MARKET to be made in accordance with the project prepared inside and outside the area to be used as a technical office, warehouse and test workshop in the immovable subject to the lease are included in the lease price.

6.2.                  Permits and necessary documents related to the immovable property subject to lease

The LESSOR shall deliver the title deed registration, workplace license, settlement and zoning permit specified in Annex 8 of the immovable property subject to the lease, being registered as a workplace in the land registry and zoning, completing the electric-natural-gas-water installation, procurement approval procedures and related documents to it to D-MARKET free from all kinds of defects before the start date of the lease agreement, and shall not process the rental price if the delivery is not made in accordance with this article.

6.3.                  Maintenance, repair and construction works

If the immovable property needs to be repaired during the rental period other than the renovation and construction works to be carried out by the LESSOR within the scope of the project prepared by the D-MARKET in the annex of the agreement and related to its own use, or if a third party claims on it, D-MARKET shall notify the LESSOR about the situation. The LESSOR is obliged to carry out this repair.

All kinds of maintenance, repair and modification expenses that are not notified by the LESSOR whether they can be fulfilled within 24 hours after the notification made to the LESSOR and are not performed within the period agreed by the parties shall be paid to D-MARKET by the LESSOR or deducted from the rental price.

6.4.                  Usage related expenses and liability

Water, Electricity, Natural Gas, Gas, Fuel, security guard, signboard expenses shall be borne exclusively by D-MARKET since the leased property is actually started to be used by D-MARKET. However, these and all similar debts arising before the date of the lease agreement belong to the LESSOR. THE LESSOR accepts, declares and undertakes that he/she will not claim any rights/receivables from D-MARKET before the rental date and that he/she will not request any fee from D-MARKET. D-MARKET reserves the right to recourse all damages arising from debts arising before the lease agreement to the LESSOR. The LESSOR shall immediately cover the damages incurred by D-MARKET at the first request.

All kinds of taxes, duties and fees arising from the ownership of the immovable shall be made by the LESSOR and the payment of the ones dependent on use shall be made by D-MARKET.

6.5.                  Prohibition of transfer and annotation to the title deed

The LESSOR accepts, declares and undertakes that he/she will not transfer and sell the immovable property to third parties during the lease agreement (including the renewal in accordance with the law or the agreement by parties), and in case the transfer is inevitable, he/she will receive the written approval of D-MARKET and also ensure the continuation of the existing lease agreement with the new owner.

This lease agreement shall be annotated to the title deed at the expense of the LESSOR. The lease agreement will only enter into force after this annotation process. The annotation placed on the title deed can only be removed if the rental period expires.

6.6.                  Insurance

A building and property damage insurance policy in the amount of at least [***], which is fire financial liability insurance coverage and has no recourse against D-MARKET, shall be made by the LESSOR to cover all risks and damages, including landslide, earthquake, flood, storm, lightning, hail, internal water, vehicle crash, natural disasters, theft, terrorism and malicious acts, and the LESSOR shall submit a copy of the insurance policy to D-MARKET within 7 days following the signing of the agreement.

During the renovation and construction works prepared by D-MARKET and requested to be carried out in accordance with the project in the annex of the agreement, an employer financial liability insurance policy of at least [***]/per individual, [***]/per incident shall be taken out for the personnel of the LESSOR and/or the subcontract or personnel of the LESSOR who undertake these renovation and construction works in order to cover all kinds of damages, losses, compensation etc. risks and losses and the D-MARKET’s employees to control the construction and renovation works in the leased property.

In addition, during the subject renovation and construction works, a 3rd Party Financial Liability Insurance policy in the amount of at least [***] per incident and a copy of the policy will be submitted to D-MARKET within 7 days following the signing of the agreement, which is considered as the 3rd party by the LESSOR against all kinds of damage, loss, compensation etc. risks that may occur in the property and person of 3rd parties.

During the lease period, D-MARKET shall make a workplace insurance policy with financial liability coverage for vehicles, commodities, machinery, fixtures, fixed decoration and installations made by D-MARKET on the land belonging to the LESSOR and in the areas subject to the lease agreement and used by D-MARKET.

6.7.                  The leased property shall be made available to D-MARKET Group companies, suppliers and sub-employers by D-MARKET.

6.8.                  The leased property shall be delivered as is at the end of the lease period without any modification/repair or similar construction work.  D-MARKET has no obligation to restore the leased property.

6.9.                  The Stamp Tax arising from this lease agreement shall be paid equally by the Parties. D-MARKET shall pay the stamp tax in full and invoice half of the amount paid to the LESSOR.

6.10.           The provisions of the Code of Obligations No. 6098 shall apply in this agreement.

6.11.           In the settlement of disputes that may arise between the parties in relation to this agreement Ankara Courts and Enforcement Offices are authorized and the applicable law is Turkish law.

6.12.           The parties have accepted the above-mentioned addresses as their legal notification addresses. Unless the address changes are duly and in writing notified to the other party, the notifications to be made to the last notified address shall be deemed to have been notified to the relevant party. On the other hand, in the notifications to be made between the parties via the corporate e-mail addresses written above, the notification sent shall not be valid unless it is confirmed that it has been received by the other party. In case the phone numbers written above, the relevant person (s) and e-mail addresses change, these changes shall be notified to the other party in writing immediately.

7.                            CONFIDENTIALITY

The LESSOR shall not disclose the information regarding the terms, conditions and status of the agreement to the public and shall not allow them to be disclosed by its personnel without the prior written consent of D-MARKET. The LESSOR accepts all kinds of legal and financial responsibilities due to the actions and discourses contrary to this confidentiality article. In addition, D-MARKET accepts the recourse of the responsibilities and penalties to D-MARKET within the scope of the relevant legal regulations other than any damages and losses.

8.                            ANNEXES

This agreement consists of the following 14 (fourteen) annexes, and these annexes are an integral part of the agreement.

ANNEX-1: Modification and Infrastructure Works List

ANNEX 2: General layout plan

ANNEX 3: Technical office (Block A) layout plan

ANNEX 4: Test Workshop and Warehouse (Block E) layout plan

ANNEX 5: Service channel details

ANNEX 6: Warehouse (Block D) layout plan

ANNEX 7: Warehouse (Block C) layout plan

ANNEX 8: Construction-mechanical and electrical works technical specification

ANNEX 9: The qualifications of the immovable subject to lease, title deed, workplace license, settlement and zoning permit, registration as a workplace in the land registry and zoning, electricity-natural gas-water installation, procurement approval procedures

ANNEX-10: Signature Circular of the D-MARKET and LESSOR

ANNEX 11: D-MARKET Code of Conduct for suppliers and business partners

ANNEX 12: The image of the place subject to the lease before the renovation and the image after the renovation and construction works made in accordance with the project

ANNEX 13: * Building Insurance Policy of LESSOR

* LESSOR’s Financial Liability Insurance policy

ANNEX 14: Environmental study report made before the start date of the lease agreement in the place subject to the lease

This agreement consists of 8 (eight) main articles and 14 (fourteen) annexes and this agreement has been signed by the parties on 10/08/2020 as 2 (two) original copies indicating that the immovable subject to lease was leased with the consent of the two parties and under the conditions written above.

LESSOR	LESSEE

A. Vedat Yakupoğlu Gayrimenkul Yatırımcılığı	D-MARKET Elektronik ve Ticaret A.Ş.

/s/ A. Vedat Yakupoğlu Gayrimenkul Yatırımcılığı	/s/ D-MARKET Elektronik ve Ticaret A.Ş.